Exhibit 8.1

January 20, 2004

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Re:	Federal Income Tax Consequences of Issuance of 8% Cumulative Redeemable Preferred Stock in Redemption of Patrons’ Equities

Ladies and Gentlemen:

     We have acted as counsel to CHS Inc., a Minnesota cooperative (“CHS”), in connection with the redemption by CHS of up to $13,000,000 of patrons’ equities held by its members (the “Patrons’ Equities”). The redemptions will be effected by having CHS issue its 8% Cumulative Redeemable Preferred Stock (the “Preferred Stock”) in exchange for Patrons’ Equities held by its members participating in the redemption transactions (the “Participants”). The redemptions and exchanges (collectively the “Redemption Exchanges”) are more specifically described in that certain Preliminary Prospectus filed with the Securities and Exchange Commission on January 20, 2004 (the “Preliminary Prospectus”). Unless otherwise provided herein, capitalized terms used herein have the meanings set forth in the Preliminary Prospectus.

     We are rendering the following opinion to CHS. For purposes of rendering this opinion, we have examined the Preliminary Prospectus and such other instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as may be considered necessary or appropriate.

     In rendering this opinion, we have relied upon, without independent investigation or verification, statements of fact set forth in the Officer’s Tax Certificate of even date herewith delivered to us by CHS (the “Certificate”). Our opinion is based upon the assumption that the Redemption Exchanges will be effected in the manner described in the Preliminary Prospectus.

CHS Inc.
January 20, 2004

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Department Regulations issued thereunder, current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and other administrative pronouncements and judicial decisions, all of which are subject to change, which may be retroactive. Any change in such authorities may affect the opinions set forth herein.

     An opinion of counsel is predicated upon all the facts and conditions set forth in the opinion and is based upon counsel’s analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based upon the foregoing, it is our opinion that the following federal income tax consequences will result from the Redemption Exchanges:

     1.     The Redemption Exchanges will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. CHS will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

     2.     CHS will recognize no gain or loss upon the receipt of the Patrons’ Equities in exchange for the Preferred Stock. Code § 1032(a).

     3.     No gain or loss will be recognized by the Participants upon the exchange of Patrons’ Equities for the Preferred Stock. Code § 354(a).

     4.     The basis of the Preferred Stock received by the Participants in the transaction will be the same as the basis of the Patrons’ Equities surrendered in exchange therefor. Code § 358(a)(1).

     5.     The holding period of the Preferred Stock received by each Participant will include the period during which the Participant held the Patrons’ Equities surrendered in exchange therefor, provided that the Patrons’ Equities surrendered were held as capital assets on the date of the exchange. Code § 1223(1).

     6.     The Preferred Stock received by the Participants in the Redemption Exchanges will not constitute “section 306 stock” within the meaning of Section 306(c) of the Code. Code § 306(c); Treasury Regulation § 1.306-3(d).

CHS Inc.
January 20, 2004

     Our opinion is limited to the Federal income tax matters expressly addressed in the six (6) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

     Our opinion is effective as of the date hereof and will remain effective as of the time of the Redemption Exchanges provided that (i) the representations set forth in the Certificate remain true and correct as of the effective time of the Redemption Exchanges, (ii) the assumptions set forth above prove to be true and correct, (iii) the Redemption Exchanges are consummated in the manner described in the Preliminary Prospectus, and (iv) there are no relevant changes in the Code, Treasury Department Regulations issued thereunder or administrative or judicial interpretations thereof.

     We hereby consent to the filing of this opinion as an Exhibit to the Preliminary Prospectus and all references to our firm included in or made a part of the Preliminary Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dorsey & Whitney LLP

WHH/KAS/lr